EXHIBIT 10.41

EXECUTIVE SEVERANCE PAY POLICY
(Effective December 14, 2015)
Policy

It is the policy of Wendy’s International, LLC (“Wendy’s”) to provide post-termination compensation to certain executives whose employment has been involuntarily terminated without Cause. References in this Policy to Wendy’s also include Wendy’s successors or assigns (by operation of law or otherwise) and Wendy’s parents, affiliates or subsidiaries.

Although this Policy reflects Wendy’s general intent, it does not constitute a plan document or binding contract, and Wendy’s can vary from this Policy at any time and for any reason. Any payments or benefits provided under this Policy are paid in the sole discretion of Wendy’s. This Policy is subject to change at any time.

Eligibility

This Policy applies to Wendy’s U.S. executives who, at the time of termination hold the position of senior vice president or higher and who are not subject to an agreement that otherwise provides for severance payments upon termination (each, an “Executive” and, collectively, the “Executives”).

An Executive will be eligible for the payments and benefits under this Policy if the Executive is involuntarily terminated without Cause, as defined in The Wendy’s Company 2010 Omnibus Award Plan (as amended from time to time, the “2010 Plan”). Payment and benefits under this Policy are contingent upon the Executive’s continued, active employment with Wendy’s (except to the extent that the Executive is on approved leave of absence in accordance with Wendy’s policies) until the date designated by Wendy’s (the “Termination Date”). If an Executive is terminated for Cause before the Termination Date, the Executive will not be entitled to payments or benefits under this Policy. The payment of any severance and other benefits described herein is also contingent upon the Executive’s execution and non-revocation of a Wendy’s form severance agreement, which includes, among other things, a release of claims, non-competition and non-solicitation provisions. Such documentation must be executed and returned on a date specified by Wendy’s, which will be no later than 45 days after the Termination Date.

An Executive’s employment will not be considered terminated for purposes of this Policy if:

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On or before the Termination Date, Wendy’s offers to place the Executive in a comparable position, considering factors such as position title, base salary, annual and long-term incentive compensation, requirements to relocate and scope of responsibility. The determination of whether a position is comparable will be at the Company’s sole discretion; or

•	On or before the Termination Date, the Executive is offered and accepts a position with Wendy’s, regardless of whether the position is considered comparable, as described above.

An Executive’s benefits and payments under this Policy will terminate effective upon the Executive’s reemployment, in any capacity, by Wendy’s.

Payment upon Involuntary Termination without Cause

In the event an Executive is involuntarily terminated without Cause, the Compensation Committee and Performance Compensation Subcommittee have approved the following:

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A.	Salary Continuation

Base salary, as of the Executive’s Termination Date, will be payable in biweekly installments for a period of 18 months. However, if the involuntary termination without Cause occurs within 12 months following a Change in Control, as defined in the 2010 Plan, Salary Continuation will instead be calculated as the sum of base salary and target annual cash incentive, as of the Executive’s Termination Date, and that amount will be payable in biweekly installments for a period of 18 months.

B.	Annual Cash Incentive

An Annual Cash Incentive for the year of the Executive’s termination will be paid on a pro rata basis, based on the number of months worked prior to the Executive’s Termination Date (or such other pro ration methodology set forth in the applicable incentive plan document). These payments will be calculated based upon actual Company and Business Unit results for the entire performance period and will be payable to terminated Executives at the same time that such payments are made to active Executives, in each case subject to the terms and conditions of the applicable plan.

C.	Long-Term Incentive

In the event of termination without Cause, an Executive will be entitled to the following treatment of outstanding equity, unless the terms of the applicable award agreement are more favorable.

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Stock Options. Continued vesting of outstanding stock options during the Salary Continuation period. Any unvested stock options remaining outstanding as of the conclusion of the Salary Continuation period will be forfeited. Vested stock options will be exercisable for one year following the conclusion of the Salary Continuation period, or until the grant expiration date, whichever is first.

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Restricted Stock and Restricted Stock Units. Accelerated vesting, as of the Termination Date, of outstanding restricted stock and restricted stock units that would have vested had the Executive continued in active employment through the end of the Salary Continuation Period. All other unvested restricted stock or restricted stock units will be forfeited.

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Performance Units. Vesting of outstanding performance units on a pro rata basis, based on the number of months worked prior to the Executive’s Termination Date. Vesting will occur at the conclusion of the applicable performance period(s), based on actual performance for the entire Performance Period(s).

However, if the involuntary termination without Cause occurs within 12 months following a Change in Control, an Executive will instead be entitled to the following treatment of outstanding equity, unless the terms of the applicable award agreement are more favorable.

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Stock Options. Accelerated, full vesting of outstanding stock options as of the Termination Date. Vested stock options will be exercisable for one year following the Termination Date, or until the grant expiration date, whichever is first.

•	Restricted Stock and Restricted Stock Units. Accelerated, full vesting of outstanding restricted stock and restricted stock units as of the Termination Date.

•	Performance Units. For performance units granted prior to 2016, accelerated vesting of outstanding performance units based on actual performance through the Termination Date, if determinable; if undeterminable, accelerated, full vesting of all outstanding performance units at target levels of performance. For performance units granted in 2016 and thereafter, vesting will be as set forth in the applicable performance unit award agreement.

Method and Timing of Payment

Except as otherwise stated herein, all Salary Continuation payments will commence as soon as practical following the Executive’s Termination Date. All payments will be subject to applicable tax withholding.

If any payments under this Policy are subject to 409A of the Internal Revenue Code, then (i) each such payment will be treated as a separate payment for purposes of section 409A, (ii) any such payments that would otherwise be paid in the first six months following the termination of employment of a “specified employee” will be delayed and paid in a lump sum upon the six month anniversary of the termination of employment, with the remaining scheduled installments commencing at that time, and (iii) if the date on which the release of claims is signed could determine whether any payments subject to section 409A are paid in one of two tax years, then such payments will be paid in the later tax year. A “specified employee” is generally one of the 50 highest-paid officers of Wendy’s, as determined in accordance with procedures adopted by Wendy’s.

Impact on Benefits

Executives whose employment has been terminated without Cause will continue to receive health and welfare benefits as described below to the extent permitted by applicable law and the relevant plan terms.

A. Health Coverage

Following the Termination Date, former Executives may continue to participate in Wendy’s medical, prescription drug, vision and dental benefits under The Wendy’s Company’s Health Plan at employee premium rates (and Wendy’s will contribute to the employee’s Health Savings Account or credit the employee’s Health Reimbursement Account, as applicable) until the earliest of: (i) the day on which the final Salary Continuation payment is received; (ii) the day the Executive becomes covered under any other group health plan; or (iii) the first day the Executive is eligible to participate as an employee under another employer’s health plan. If the Executive becomes eligible to participate as an employee or enrolls under any other group health plan while receiving Salary Continuation payments, the Executive must notify Wendy’s Benefits Department.

B. Medical Flexible Spending Accounts

The Executive may continue to participate in medical flexible spending accounts until the earlier of (i) the last day on which the Executive receives a Salary Continuation payment or (ii) December 31 on or after the Executive’s Termination Date.

C. COBRA

When an Executive’s medical, dental, prescription, vision, Health Reimbursement Account, and medical flexible spending account coverage end, the Executive may become eligible for COBRA continuation coverage.

D. Other Benefits

Eligibility for all other benefits will end upon the Executive’s Termination Date. These benefits include, but are not limited to, short term disability benefits, paid leave, worker’s compensation benefits (other than claims that arose prior to the Termination Date), life insurance, dependent care flexible spending account contributions and company or employee contributions to the retirement plans.

E. Outplacement

Wendy’s in its sole discretion may provide career transition and job outplacement services to Executives affected under this Policy. Specifics of the package applicable to each affected Executive will be provided on or about the Executive’s Termination Date.

General Provisions

Determinations with respect to payments and benefits provided under this Policy to individuals designated as “executive officers” of The Wendy’s Company will be made by the Compensation Committee or Performance Compensation Subcommittee of the Board of Directors.

Payments and benefits provided under this Policy are subject to any “clawback” or “forfeiture” policies maintained by Wendy’s from time to time, as well as any “clawback” or “forfeiture” provisions to which Wendy’s and/or the Executives may be subject under applicable laws, rules, regulations or stock exchange listing standards.

In the event it is determined that an Executive is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the total payments made to the Executive pursuant to this Policy or otherwise made by Wendy’s will be reduced to the maximum amount that could be paid to the Executive without giving rise to any such excise tax, but only if the Executive would receive a greater after-tax amount after reducing such payments. The reduction of payments, if applicable, will first be made from cash payments in reverse chronological order, then from the accelerated vesting of equity awards in order of the highest ratio of “parachute payment” value to economic value, and then from any remaining payments in reverse chronological order. All determinations under this paragraph will be made by Wendy’s in its sole discretion and will be final and binding on the Executive.

Notwithstanding anything to the contrary set forth herein, upon a Change in Control, this Policy will become a legally binding obligation of Wendy’s and, for 12 months following the Change in Control, this Policy may not be amended in any way that would have a material adverse effect on an Executive’s eligibility, level of benefits, or other rights under the Policy.

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